Exhibit 99.1

SORL Auto Parts Reports the

Fourth Quarter and Fiscal Year 2015 Results

ZHEJIANG, China, March 31, 2016 -- SORL Auto Parts, Inc. (NASDAQ: SORL) (“SORL” or the “Company”), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today its financial results for the fourth quarter of 2015 and the year ended December 31, 2015.

Fourth Quarter 2015 Financial Highlights

●	Net sales for the 2015 fourth quarter was $56.9 million;

●	Gross profit margin was 27.2%;

●	Net Income attributable to stockholders was $5.9 million, or $0.31 per diluted share, compared with $4.3 million, or $0.20 per diluted share in the fourth quarter of 2014;

●	Cash, cash equivalents and short-term investments were $91.2 million with a current ratio of 2.7 to 1 at December 31, 2015.

2015 Full Year Highlights

●	Net sales were $218.7 million compared to SORL’s record high of $237.7 million in 2014;

●	Gross margin was 27.2% compared with 28.1% a year ago;

●	Net income attributable to stockholders for fiscal 2015 was $13.3 million, or $0.69 per diluted share compared with $13.8 million, or $0.71 per diluted share, in 2014.

Mr. Xiaoping Zhang, SORL's Chief Executive Officer and Chairman, stated, "We once again outperformed the overall commercial vehicle market in China by maintaining profitable operations and increasing operating cash flow generation in a challenging environment. Chinese economic growth deceleration in 2015 negatively impacted commercial vehicle sector. While overall commercial vehicle sales declined by 9.97% in 2015, the medium- and heavy-duty truck markets sustained double digit reductions in sales. The decline in real estate development and infrastructure projects has reduced the demand for new trucks and aftermarket parts.”

“In this environment, we have continued to build our portfolio of more advanced and higher-margin products to maintain our leadership position in the commercial vehicle braking market. Strict cost controls and enhanced production techniques are helping us maintain our gross margin, among the highest in the industry,” Mr. Zhang concluded.

Fourth Quarter 2015 Financial Results

For the fourth quarter of 2015, net sales decreased by 10.0% to $56.9 million from the fourth-quarter record high of $63.2 million in 2014. Revenues from the Company’s domestic OEM customers were $25.5 million, a decrease of 7.6% from $27.6 million in the fourth quarter of 2014. The lower OEM sales were mainly due to lower sales of trucks in the fourth quarter of 2015. Total truck sales, excluding electric- powered vehicles, declined by 15.1% led by a reduction of 26.0% in the heavy-duty segment. Sales from China's domestic aftermarket decreased to $16.0 million, compared with $18.4 million in the same quarter of 2014. Aftermarket sales decreased as economic growth slowed and lower real estate and infrastructure construction lowered truck traffic reducing the demand for parts. Revenues from international markets decreased 11.0% to $15.3 million, compared to $17.2 million in the same quarter of 2014 due to lower commercial vehicle production and currency depreciation in several overseas markets.

The gross profit for the fourth quarter of 2015 decreased by 12.0% to $15.8 million from $17.5 million a year ago. Gross margin was 27.2% compared with 27.7% in the fourth quarter of 2014.

In the fourth quarter of 2015, operating expenses decreased to $7.8 million from $12.5 million in the same quarter of 2014. The decrease reflected reduced general and administrative and research and development expenses partially offset by higher selling expenses. As a percentage of revenue, operating expenses were 13.8% in the fourth quarter of 2015, compared with 19.8% in the fourth quarter of 2014.

●	Selling and distribution expenses were $7.4 million, or 13.1% of quarterly revenues, compared with $5.6 million, or 8.9% a year ago. The higher selling and distribution expenses were mainly due to the higher compensation to the sales team for outperforming the market and increasing the company’s market share.

●	General and administrative ("G&A") expenses in the fourth quarter of 2015 were -1.7 million, compared with $5.2 million, or 8.2% a year ago. The reduction in G&A expenses was mainly due to large amount of aged receivables was collected in the quarter which reversed bad debt provisions in the G&A expenses.

●	Research and development ("R&D") expenses were $1.5 million in the fourth quarter of 2015 compared with $1.7 million in the fourth quarter of 2014. As a percentage of revenue, R&D expenses were 2.7% in the fourth quarter of 2015 compared with 2.6% of revenue in the fourth quarter of 2014.

Financial expenses were $0.4 million, compared with $0.4 million in the fourth quarter of 2014.

Income before income taxes was $6.2 million for the fourth quarter of 2015, including a $3.2 million loss on the sale of a subsidiary, compared to $5.7 million for the same quarter of 2014. The increase in income before income taxes reflected lower operating expenses during the fourth quarter of 2015 compared to the fourth quarter of 2014. The pretax income margin was 11.0% in the fourth quarter of 2015, compared with 9.0% in the fourth quarter of 2014.

The provision for income taxes was $0.2 million in the fourth quarter of 2015 from $1.3 million in the fourth quarter of last year.

Net income attributable to stockholders for the fourth quarter of 2015 was $5.9 million, or $0.31 per basic and diluted share, compared with $4.0 million, or $0.20 per basic and diluted share a year ago.

Full Year 2015 Financial Results

SORL's net sales for the fiscal year ended December 31, 2015 decreased 8.0% to $218.7 million from last year’s record yearly high of $237.7 million in 2014.

For the fiscal year ended December 31, 2015, the Company’s sales to domestic OEM market decreased by 10.9% to $99.9 million from $112.1 million in 2014. The 'pre-buy' of the less expensive Chinese commercial vehicles compatible with the National III emission standard resulted in higher sales during 2014, before the nationwide enforcement of the more stringent and more expensive National IV emission standard on January 1, 2015. The reduction in sales in the second half of 2015 was due to a growing number of localities requiring commercial vehicles to comply with the National IV emission standard. Aftermarket sales decreased by 6.3% to $57.7 million from $61.6 million in the 2014 year. Lower real estate and infrastructure construction resulted in less truck traffic, especially heavy-duty trucks, requiring fewer replacement parts. International sales decreased by 4.7% to $61.0 million compared with $64.0 million last year as truck production declined and currencies depreciated in certain foreign markets.

SORL's gross profit decreased 11.2% to $59.4 million in 2015 from $66.9 million in 2014 due to the decrease in sales. Gross margin was 27.2% compared with 28.1% in 2014.

SORL’s operational expenses decreased to $44.7 million in 2015 from $49.3 million in 2014.

●	Selling expenses decreased by approximately $1.0 million compared with 2014 primarily due to decreased freight and packaging expenses. As a percentage of sales revenue, selling expenses were 10.4% for the year ended December 31, 2015 compared with 10.0% in 2014.

●	G&A expenses decreased by $3.9 million in 2015 mainly due to lower sales. G&A expenses decreased to 6.4% of sales revenue for the year ended December 31, 2015, as compared to 7.6% for the 2014 year. The decrease in G&A expenses was mainly due to the successful collection of aged receivables which reversed total bad debt provision account under the G&A expenses.

●	R&D costs decreased by $0.2 million from 2014 as SORL continued to build new products and advance traditional technologies. The Company's focus was on developing electronically controlled products to enhance braking performance in 2015 especially as the Company expands its global presence. As a percentage of sales revenue, R&D expenses were 3.3% for the year ended December 31, 2015 compared with 3.2% in the 2014 year.

Financial expenses increased to $1.3 million from $1.1 million in 2014, mainly due to higher short term bank loans.

Income before provision for income taxes was $16.6 million in 2015 including a $3.2 million loss from the sale of a subsidiary, compared with $18.0 million in 2014. The pretax income margin was 7.6% in both periods.

The provision for income taxes was $2.0 million, or a 13.0% tax rate in 2015, as compared to $2.9 million, or a 15.9% tax rate in 2014.

The net income attributable to stockholders in 2015 was $13.3 million, compared with $13.8 million in 2014. Earnings per share, both basic and diluted, for the full year ended December 31, 2015 and 2014, were $0.69 and $0.71 per share, respectively.

Balance Sheet

As of December 31, 2015, the Company had cash, cash equivalents, and short-term investments of $91.2 million compared to $48.8 million on December 31, 2014. Inventory was $73.7 million compared to $84.2 million on December 31, 2014. Short term bank loans were $23.4 million compared to $9.5 million on December 31, 2014. Total equity increased to $222.4 million at December 31, 2015 compared with $220.2 million at December 31, 2014. On December 31, 2015, working capital was $169.8 million with a current ratio of 2.7 to 1. Net cash flow from operating activities increased to $39.3 million from $22.6 million in 2014.

Recent Events

The Special Committee of its Board of Directors received a letter from Mr. Xiaoping Zhang, Chairman and Chief Executive Officer of the Company, Ms. Shuping Chi and Mr. Xiaofeng Zhang, directors of the Company (collectively, the "Consortium Members") that they are withdrawing the non-binding going private proposal dated October 30, 2015. The Consortium Members stated in the letter that due to concerns over recent market conditions, they had determined not to proceed with the Proposal.

Business Outlook

For the fiscal year 2016, management expects net sales to be approximately $200 million and net income to be approximately $11.5 million. These targets are based on the Company’s current views on the operating and market conditions, which are subject to change.

“We remain cautiously optimistic, although the recent strength in the heavy-duty truck and excavator markets may signal the beginning of higher construction spending which will increase the need for our products. We continue to build our product portfolio to capture market share in China, the second largest commercial vehicle market globally, even as we expand overseas. We also continue to focus on reducing our costs to ensure we are cost leaders in a competitive market environment,” Ms. Jinrui Yu, SORL's Chief Operating Officer, stated.

Conference Call

Management will host a conference call on Thursday, March 31, 2016 at 8:00 A.M. EDT/ 8:00 P.M. Beijing Time to discuss its 2015 fourth quarter and year end results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778 and +1-201-689-8565 for international callers, and Mainland China toll free +86-400-120-2840. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 P.M. EDT on May 1, 2016, or 0:59 A.M. Beijing Time on May 2, 2016. The replay dial-in numbers are: U.S. toll free number +1-877-660-6853 or the international number +1-201-612-7415; using Conference ID "13633689" to access the replay.

About SORL Auto Parts, Inc.

As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as "expects," "anticipates," "believes," "targets," "goals," "projects," "intends," "plans," "seeks," "estimates," "may," "will," "should" or similar expressions. For example, when the Company describes the evaluation of the preliminary non-binding proposal letter, it is using forward-looking statements. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. These risks and uncertainties may include, but are not limited to general political, economic and business conditions which may impact the demand for commercial vehicles or passenger vehicles in China and the other significant markets where the Company's products are sold, uncertainty regarding such political, economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible recessions, natural disasters, the political stability of China and the impact of any of those events on demand for commercial or passenger vehicles, changes in consumer confidence, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier's inability to fulfill the Company's orders, cost of labor and raw materials, the loss of or curtailed sales to significant customers, the Company's dependence on key employees and officers, the ability to secure and protect trademarks, patents and other intellectual property rights, potential effects of competition in the Company's business, the dependency of the Company upon the normal operation of its sole manufacturing facility, potential effect of the economic and currency instability in China and countries to which the Company sold its products, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business in China or other countries including, without limitation, foreign trade policies, import duties, tariffs, quotas, political and economic stability, and the other factors discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Raymond Lin
+86-139-6777-6556
+86-577-6581-7721
ljf@sorl.com.cn

Phyllis Huang
+86-151-6770-5972
+86-577-6581-7721
phyllis@sorl.com.cn

Investor Relations
sorl@compassbell.com

-Tables Follow –

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Balance Sheets

Audited

	December 31, 2015		December 31, 2014

Assets
Current Assets
Cash and cash equivalents	US$	30,230,828	US$	14,009,597
Accounts receivable, net		71,823,328		68,171,387
Bank acceptance notes from customers		22,870,791		17,626,704
Short-term investments		61,007,709		34,838,757
Inventories		73,661,860		84,186,766
Prepayments, including $0 and $83,206 due from related parties at December 31, 2015 and 2014, respectively.		3,350,607		4,663,002
Current portion of prepaid capital lease interest		93,458		282,280
Restricted cash		785,999		-
Other current assets		1,241,864		1,282,182
Deferred tax assets		2,909,729		1,868,371
Total Current Assets		267,976,173		226,929,046

Property, plant and equipment, net		37,561,905		43,550,927
Land use rights, net		13,232,149		14,421,729
Intangible assets, net		23,854		37,661
Security deposits on lease agreement		1,759,975		1,867,719
Non-current portion of prepaid capital lease interest		-		99,180
Total Non-Current Assets		52,577,883		59,977,216
Total Assets	US$	320,554,056	US$	286,906,262

Liabilities and Equity
Current Liabilities
Accounts payable and bank acceptance notes to vendors, including $1,113,786 and $136,609 due to related parties at December 31, 2015 and 2014, respectively.	US$	35,292,277	US$	13,867,316
Deposits received from customers		20,012,087		19,045,172
Short-term bank loans		23,367,207		9,539,476
Income tax payable		-		1,101,103
Accrued expenses		13,870,587		13,561,163
Current portion of capital lease obligations		3,519,949		3,735,438
Other current liabilities, including $0 and $17,681 due to related parties at December 31, 2015 and 2014, respectively.		2,067,449		2,131,527
Total Current Liabilities		98,129,556		62,981,195

Non-Current Liabilities
Non-current portion of capital lease obligations		-		3,735,437
Total Non-Current Liabilities		-		3,735,437
Total Liabilities		98,129,556		66,716,632

Equity
Preferred stock - no par value; 1,000,000 authorized; none issued and outstanding as of December 31, 2015 and 2014		-		-
Common stock - $0.002 par value; 50,000,000 authorized,
19,304,921 issued and outstanding as of
December 31, 2015 and December 31, 2014		38,609		38,609
Additional paid-in capital		42,199,014		42,199,014
Reserves		13,207,972		12,019,532
Accumulated other comprehensive income		15,662,639		27,516,206
Retained earnings		129,055,099		116,935,053
Total SORL Auto Parts, Inc. Stockholders' Equity		200,163,333		198,708,414
Non-controlling Interest In Subsidiaries		22,261,167		21,481,216
Total Equity		222,424,500		220,189,630
Total Liabilities and Equity	US$	320,554,056	US$	286,906,262

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

For Years Ended on December 31, 2015 and 2014
Audited

	2015		2014

Sales	US$	218,656,886	US$	237,654,865
Include: sales to related parties		7,781,763		1,618,349
Cost of sales		159,246,468		170,793,868
Gross profit		59,410,418		66,860,997

Expenses:
Selling and distribution expenses		22,681,469		23,676,176
General and administrative expenses		14,100,715		18,011,110
Impairment on long-lived assets		561,847		-
Research and development expenses		7,358,563		7,601,342
Total operating expenses		44,702,594		49,288,628

Other operating income		3,204,286		2,270,147

Loss on disposal of subsidiary		(3,170,821)		-

Income from operations		14,741,289		19,842,516

Interest income		1,102,447		-
Government grants		768,607		301,572
Other income		2,217,204		304,540
Interest expenses		(1,269,091)		(1,119,250)
Other expenses		(1,000,613)		(1,632,869)

Income before provision for income taxes		16,559,843		18,040,398

Provision for income taxes		2,034,776		2,872,912

Net income	US$	14,525,067	US$	15,167,486

Net income attributable to non-controlling interest In subsidiaries		1,216,581		1,366,456

Net income attributable to common stockholders	US$	13,308,486	US$	13,801,030

Comprehensive income:

Net income	US$	14,525,067	US$	15,167,486
Foreign currency translation adjustments		(13,194,113)		5,518,183
Comprehensive income		1,330,954		20,685,669
Comprehensive income attributable to non-controlling interest in subsidiaries		(123,965)		1,834,153
Comprehensive income attributable to common shareholders	US$	1,454,919	US$	18,851,516

Weighted average common share - basic		19,304,921		19,304,921

Weighted average common share - diluted		19,304,921		19,304,921

EPS - basic	US$	0.69	US$	0.71

EPS - diluted	US$	0.69	US$	0.71

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For Years Ended December 31, 2015 and 2014

Audited

	2015		2014

Cash Flows From Operating Activities
Net Income	US$	14,525,067	US$	15,167,486
Adjustments to reconcile net income to net cash from operating activities
Allowance for doubtful accounts		2,042,952		2,658,641
Depreciation and amortization		7,409,441		7,386,953
Deferred income tax		(1,183,270)		(431,640)
(Gain) or loss on disposal of property and equipment		(47,556)		53,052
Write-down of inventory		-		139,572
Loss on disposal of subsidiary		3,170,821		-
Impairment on long-lived assets		561,847		-

Changes in assets and liabilities:
Account receivable		(10,617,554)		(11,017,981)
Bank acceptance notes from customers		(6,446,881)		3,067,636
Other currents assets		(412,073)		1,200,416
Inventories		5,100,033		(5,836,031)
Prepayments		299,376		(776,251)
Prepaid capital lease interest		273,896		459,134
Accounts payable and bank acceptance notes to vendors		22,657,753		211,449
Income tax payable		(1,372,293)		585,087
Deposits received from customers		2,126,933		4,670,996
Other current liabilities and accrued expenses		1,225,759		5,022,675
Net Cash Flows Provided By (Used In) Operating Activities		39,314,251		22,561,194

Cash Flows From Investing Activities
Change in short-term investments		(29,015,636)		(34,371,133)
Acquisition of property and equipment		(3,062,369)		(4,003,170)
Proceeds of disposal of property and equipment		47,571		63,460
Change in restricted cash		(809,344)		-
Cash paid for disposal of subsidiary		(99,915)		-
Net Cash Flows Used In Investing Activities		(32,939,693)		(38,310,843)

Cash Flows From Financing Activities
Proceeds from bank loans		38,313,044		34,318,277
Repayment of bank loans		(24,218,204)		(29,524,282)
Repayment of capital lease		(3,624,493)		(3,685,299)
Net Cash Flows Provided By Financing Activities		10,470,347		1,108,696

Effects on changes in foreign exchange rate		(623,674)		408,566

Net change in cash and cash equivalents		16,221,231		(14,232,387)

Cash and cash equivalents- beginning of the year		14,009,597		28,241,983

Cash and cash equivalents - end of the year	US$	30,230,828	US$	14,009,596

Supplemental Cash Flow Disclosures:
Interest paid	US$	1,108,388	US$	1,135,177
Income taxes paid	US$	4,590,244	US$	2,714,779